Filed Pursuant to Rule 433
Registration Statement No. 333-140456
Dated May 7, 2007

Derivatives, Structuring and Marketing USD NOTE DESCRIPTION SUMMARY OF TERMS AND CONDITIONS 30-year Callable Zero Coupon Note

Please note that the Purchasers of the Notes are deemed to have sufficient knowledge, experience and professional advice to make their own investment decision including their own legal, financial, tax, accounting and other business evaluation of the risks and merits of investments in the Notes and should ensure that they fully understand the risks associated with investments of this nature which are intended to be sold only to sophisticated investors.
7 May 2007

Final terms and conditions

Issuer	:	Eksportfinans ASA

Rating	:	Aaa / AA+

Underwriter	:	Nomura Securities International, Inc.

Currency	:	USD

Trade Date	:	7 May 2007

Issue Date	:	22 May 2007

Maturity Date	:	22 May 2037

Issue Price	:	14.255443% of End Notional Amount (100.00% of Initial Notional Amount)

Redemption Price	:	As per Appendix 1 — Redemption Table

Initial Notional Amount	:	28,510,885.40

End Notional Amount	:	200,000,000.00

Denomination	:	100,000 initial denomination, and 100,000 increments thereafter.

Coupon per Denomination	:	0.00% No interest is payable throughout the life of the Note.

IRR	:	6.60%

	:	Please refer to Appendix 1 — Redemption Table for the Optional Early Redemption Amounts per Denomination.

Day Count Fraction	:	30/360

Business Day Convention	:	Following (unadjusted).

Business Days	:	For Payment Dates: Oslo, London and New York Business Days For Call Notice Period: Oslo, London and New York Business Days

Issuer Call	:	Callable semi-annually, as per Redemption Table in Appendix 1 below, from and including 22 May 2008 to and including 22 November 2036.

Call Notice Period	:	5 Oslo, London, and New York Business Days

Calculation Agent	:	Nomura Global Financial Products Inc.

Applicable Selling Restriction	:	As set out in the MTN Programme

Governing Law	:	New York Law

Documentation	:	US MTN

Our Reference Id.	:	250494

CUSIP	:	28264QFQ2

ISIN	:	US28264QFQ29
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, if you so request by calling toll-free 1-800-609-2268.

Appendix 1 — Redemption Table

Optional	Accreting Notional	Accreting Notional
Redemption Date	(% of final Notional)	(Dollar Amount)
22-May-2008	15.2118261%	30,423,652.19
24-Nov-2008	15.7138164%	31,427,632.72
22-May-2009	16.2323723%	32,464,744.60
23-Nov-2009	16.7680406%	33,536,081.17
24-May-2010	17.3213859%	34,642,771.85
22-Nov-2010	17.8929917%	35,785,983.32
23-May-2011	18.4834604%	36,966,920.77
22-Nov-2011	19.0934146%	38,186,829.15
22-May-2012	19.7234973%	39,446,994.51
22-Nov-2012	20.3743727%	40,748,745.33
22-May-2013	21.0467270%	42,093,453.93
22-Nov-2013	21.7412690%	43,482,537.91
22-May-2014	22.4587308%	44,917,461.66
24-Nov-2014	23.1998689%	46,399,737.89
22-May-2015	23.9654646%	47,930,929.24
23-Nov-2015	24.7563250%	49,512,649.91
23-May-2016	25.5732837%	51,146,567.36
22-Nov-2016	26.4172020%	52,834,404.08
22-May-2017	27.2889697%	54,577,939.41
22-Nov-2017	28.1895057%	56,379,011.41
22-May-2018	29.1197594%	58,239,518.79
22-Nov-2018	30.0807115%	60,161,422.91
22-May-2019	31.0733749%	62,146,749.87
22-Nov-2019	32.0987963%	64,197,592.61
22-May-2020	33.1580566%	66,316,113.17
23-Nov-2020	34.2522725%	68,504,544.90
24-May-2021	35.3825974%	70,765,194.88
22-Nov-2021	36.5502232%	73,100,446.32
23-May-2022	37.7563805%	75,512,761.04
22-Nov-2022	39.0023411%	78,004,682.16

Accrual	Accreting Notional	Accreting Notional
Start Date	(% of final Notional)	(Dollar Amount)
22-May-2023	40.2894183%	80,578,836.67
22-Nov-2023	41.6189691%	83,237,938.28
22-May-2024	42.9923951%	85,984,790.24
22-Nov-2024	44.4111442%	88,822,288.32
22-May-2025	45.8767119%	91,753,423.84
24-Nov-2025	47.3906434%	94,781,286.82
22-May-2026	48.9545346%	97,909,069.29
23-Nov-2026	50.5700343%	101,140,068.57
24-May-2027	52.2388454%	104,477,690.84
22-Nov-2027	53.9627273%	107,925,454.63
22-May-2028	55.7434973%	111,486,994.64
22-Nov-2028	57.5830327%	115,166,065.46
22-May-2029	59.4832728%	118,966,545.62
22-Nov-2029	61.4462208%	122,892,441.63
22-May-2030	63.4739461%	126,947,892.20
22-Nov-2030	65.5685863%	131,137,172.64
22-May-2031	67.7323497%	135,464,699.34
24-Nov-2031	69.9675172%	139,935,034.42
24-May-2032	72.2764453%	144,552,890.55
22-Nov-2032	74.6615680%	149,323,135.94
23-May-2033	77.1253997%	154,250,799.43
22-Nov-2033	79.6705379%	159,341,075.81
22-May-2034	82.2996657%	164,599,331.31
22-Nov-2034	85.0155546%	170,031,109.24
22-May-2035	87.8210679%	175,642,135.85
22-Nov-2035	90.7191632%	181,438,326.33
22-May-2036	93.7128956%	187,425,791.10
24-Nov-2036	96.8054211%	193,610,842.21

This information is solely for the internal use of broker-dealers. It may not be distributed to, or otherwise viewed by, any potential investor. Any prices or other terms reflected herein are indicative only and are subject to change at any time without notice.
The Broker-Dealer shall:
(1)	only sell or offer to sell the Notes to customers who satisfy the purchaser requirements set forth in the applicable offering documents or any other requirements notified by NSI or the Issuer to Broker-Dealer;

(2)	as at all times have complied with all applicable “know your customer”, anti-money laundering and suitability rules, Federal or State rule and regulations and standards or requirements of and any other relevant jurisdiction in connection with recommendations, offers and sales to customers or downstream customers regarding the purchase, sale or exchange of the Notes,

(3)	send to each of its customers, and to each beneficial owner of the any Note purchased by Broker-Dealer for resale to its customers, if different from a customer, at or prior to the date required by applicable law, the offering documents and confirmation of the purchase of the notes, and to the extent that Broker-Dealer provides such material in electronic form it shall have first received from each recipient due written authorization to effect delivery in such manner;

(4)	not give, and will cause its customers who are broker-dealers to covenant not to give, any information or make any representation not contained in the applicable offering documents or in any documents incorporated by reference therein;

(5)	be the nominee, authorized representative, custodian or agent for and shall have verified the identity of each of its customers for whom a Note has been or is to be established and carried on the books and records required hereunder, and shall be authorized to give instructions on behalf of its customers and in respect of their Notes;

(6)	have obtained all other necessary authorizations under the laws and regulations of each jurisdiction, including without limitation the federal laws of the United States, where it is required to do so in connection with any offers or sales of Notes;

(7)	cause each customer who is a broker-dealer to represent, warrant, covenant and agree, as of the date hereof and as of the settlement date (i) that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and under the laws of each State in which such registration is required, and under the laws of each State in which Broker-Dealer sells the Notes, (ii) to withhold applicable taxes in a timely and proper manner from any payments received by it and to remit to the appropriate Federal, State and local taxing authorities amounts due for taxes pursuant to applicable laws, rules and regulations and (iii) that it is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and the Securities Investor Protection Corporation; and

(8)	be liable for any and all acts or omissions of its customers relating to the Notes, including, without limitation, any failure to pay money when due with respect to the Notes.